Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-204908
333-204908-06

PROSPECTUS ADDENDUM (to Product Supplement dated November 14, 2014, Amendment No. 5, dated June 9, 2015, to Pricing Supplement dated October 16, 2012 and Prospectus dated April 29, 2016)
UBS AG UBS SWITZERLAND AG ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN due October 16, 2042

This prospectus addendum relates to the series of outstanding Exchange Traded Access Securities entitled “ETRACS Monthly Pay 2xLeveraged Mortgage REIT ETN due October 16, 2042” (the “Securities”), which was previously issued by UBS AG and is part of a series of debt securities entitled “Medium Term Notes, Series A”. The Securities were initially registered, and all or a portion were initially offered and sold, under registration statements previously filed by UBS AG. When UBS AG initially registered your Securities, UBS AG prepared a pricing supplement (as amended or supplemented from time to time), referred to as the “original pricing supplement”, relating to the Securities. UBS AG also prepared a product supplement (as amended from time to time), referred to as the “product supplement”, dated as of November 14, 2014, which supplements and forms part of the original pricing supplement. The original pricing supplement, which is Amendment No. 5, dated June 9, 2015, to the pricing supplement dated October 16, 2012, and the product supplement were attached to a “base” prospectus dated November 14, 2014, which has been replaced from time to time by a new “base” prospectus, most recently a “base” prospectus dated March 17, 2016. This prospectus addendum and the original pricing supplement and product supplement will be used by UBS AG in connection with the continuous offering of the Securities.

UBS AG has now prepared a new “base” prospectus dated April 29, 2016. This new base prospectus replaces the base prospectus dated March 17, 2016.

In addition, the Securities are linked to the Market Vectors Global Mortgage REITs Index (the “Index”), which is sponsored by Market Vectors Index Solutions GmbH (the “Index Sponsor”). Effective May 2, 2016, the Index Sponsor will adopt the name “MV Index Solutions GmbH” and will change the name of the Index to the “MVIS Global Mortgage REITs Index”. These name changes will not affect the Index’s ticker symbols or its methodology.

Because the terms of your Securities otherwise have remained the same, UBS AG is continuing to use the original pricing supplement and product supplement. As a result, you should read the original pricing supplement and product supplement for your Securities, which give the specific terms of your Securities, together with the new base prospectus dated April 29, 2016. When you read these documents, please note that all references in the original pricing supplement and product supplement to the base prospectus dated November 14, 2014, or to any sections of the applicable base prospectus, should refer instead to the new base prospectus dated April 29, 2016, or to the corresponding section of that new base prospectus. In addition, please note that instead of using the website links in the original pricing supplement and product supplement to the base prospectus dated November 14, 2014, you should use the following website link to access the new base prospectus dated April 29, 2016:

http://www.sec.gov/Archives/edgar/data/1114446/000119312516569378/d161008d424b3.htm

Please also disregard the table of contents for the base prospectus dated November 14, 2014 that is provided in the original pricing supplement and product supplement. A table of contents for the new base prospectus is provided on page i of the new base prospectus.

UBS AG, UBS Securities LLC, UBS Financial Services Inc. or any affiliate of UBS AG may use this prospectus addendum, together with the original pricing supplement and product supplement and the new base prospectus, in connection with offers and sales of the Securities in market-making transactions. Please see “Supplemental Plan of Distribution” in the original pricing supplement and product supplement and “Plan of Distribution” in the new base prospectus.

UBS Investment Bank	UBS Financial Services Inc.
Prospectus Addendum dated April 29, 2016